EXHIBIT 10.22

Exhibits Omitted

JLT 02/19/08

02/25/08

03/10/08

03/17/08

03/24/08

03/25/08

INDUSTRIAL/WAREHOUSE

LEASE AGREEMENT

OPUS NORTHWEST, L.L.C., AS LANDLORD,

AND

INSIGNIA SYSTEMS, INC., AS TENANT.

PARK WEST BUSINESS CENTER

BROOKLYN PARK, MINNESOTA

Industrial/Warehouse Lease Agreement

Opus Legal 1-31-01

TABLE OF CONTENTS

DEFINITIONS				1
BASIC TERMS				1
ARTICLE 1	LEASE OF PREMISES AND LEASE TERM			4
	1.1	Premises		4
	1.2	Term, Delivery and Commencement		4
		1.2.1	Commencement and Expiration of Term	4
		1.2.2	Tender of Possession	4
		1.2.3	Commencement Date Memorandum	4
		1.2.4	Access Prior to Substantial Completion	4
ARTICLE 2	RENTAL AND OTHER PAYMENTS			5
	2.1	Base Rent		5
	2.2	Additional Rent		5
	2.3	Delinquent Rental Payments		5
	2.4	Independent Obligations		6
ARTICLE 3	PROPERTY EXPENSES			6
	3.1	Payment of Property Expenses		6
	3.2	Estimation of Tenant’s Share of Property Expenses		6
	3.3	Payment of Estimated Tenant’s Share of Property Expenses		6
	3.4	Confirmation of Tenant’s Share of Property Expenses		6
	3.5	Tenant’s Inspection and Audit Rights		7
	3.6	Adjustments		8
	3.7	Personal Property Taxes		8
	3.8	Landlord’s Right to Contest Property Taxes		8
	3.9	Rent Tax		8
	3.10	Management		8
ARTICLE 4	USE			8
	4.1	Permitted Use		8
	4.2	Acceptance of Premises		9
	4.3	Increased Insurance		9
	4.4	Laws/Property Rules		9
	4.5	Common Area		9
ARTICLE 5	HAZARDOUS MATERIALS			10
	5.1	Compliance with Hazardous Materials Laws		10
	5.2	Notice of Actions		11
	5.3	Disclosure and Warning Obligations		11
	5.4	Indemnification by Tenant		11
	5.5	Indemnification by Tenant		12
ARTICLE 6	SERVICES AND UTILITIES			12
ARTICLE 7	MAINTENANCE AND REPAIR			14

Industrial/Warehouse Lease Agreement

Opus Legal 1-31-01

	7.1	Landlord’s Obligations		14
	7.2	Tenant’s Obligations		14
		7.2.1	Maintenance of Premises	14
		7.2.2	Tenant Damage	14
		7.2.3	Alterations Required by Laws	15
		7.2.4	Notice to Landlord	15
ARTICLE 8	CHANGES AND ALTERATIONS			15
	8.1	Landlord Approval		15
	8.2	Tenant’s Responsibility for Cost and Insurance		16
	8.3	Construction Obligations and Ownership		17
	8.4	Liens		17
	8.5	Indemnification		17
ARTICLE 9	RIGHTS RESERVED BY LANDLORD			17
	9.1	Landlord’s Entry		17
	9.2	Control of Property		18
	9.3	Right to Cure		18
ARTICLE 10	INSURANCE			19
	10.1	Tenant’s Insurance		19
		10.1.1	Liability Insurance	19
		10.1.2	Property Insurance	19
		10.1.3	Other Insurance	19
	10.2	Landlord’s Insurance Obligations		19
		10.2.1	Property Insurance	19
		10.2.2	Liability Insurance	20
	10.3	Waivers and Releases of Claims and Subrogation		20
		10.3.1	Tenant’s Waiver and Release	20
		10.3.2	Landlord’s Waiver and Release	20
		10.3.3	Limitation on Waivers of Claims	21
	10.4	Tenant’s Failure to Insure		21
	10.5	No Limitation		21
	10.6	Tenant’s and Landlord’s Indemnification		21
ARTICLE 11	DAMAGE OR DESTRUCTION			22
	11.1	Tenantable Within 150 Days		22
	11.2	Not Tenantable Within 150 Days		23
	11.3	Property Substantially Damaged		23
	11.4	Insufficient Proceeds		23
	11.5	Landlord’s Repair; Rent Abatement		23
	11.6	Rent Abatement if Lease Terminates		24
	11.7	Exclusive Casualty Remedy		24
	11.8	Notice to Landlord		24
ARTICLE 12	EMINENT DOMAIN			24
	12.1	Termination of Lease		24
	12.2	Landlord’s Repair Obligations		25

Industrial/Warehouse Lease Agreement

Opus Legal 1-31-01

	12.3	Tenant’s Participation		25
	12.4	Exclusive Taking Remedy		25
ARTICLE 13	TRANSFERS			26
	13.1	Restriction on Transfers		26
	13.2	Costs		26
	13.3	Landlord’s Consent Standards		26
	13.4	Transfers to Affiliates		27
ARTICLE 14	DEFAULTS; REMEDIES			27
	14.1	Events of Default		27
		14.1.1	Failure to Pay Rent	27
		14.1.2	Failure to Perform	27
		14.1.3	Misrepresentation	28
		14.1.4	Other Defaults	28
	14.2	Remedies		28
		14.2.1	Termination of Tenant’s Possession/Re-entry and Reletting Right	28
		14.2.2	Termination of Lease	29
		14.2.3	Present Worth of Rent	29
		14.2.4	Other Remedies	30
	14.3	Costs		30
	14.4	Waiver and Release by Tenant		30
	14.5	Landlord’s Default		30
	14.6	No Waiver		31
ARTICLE 15	CREDITORS; ESTOPPEL CERTIFICATES			31
	15.1	Subordination		31
	15.2	Attornment		32
	15.3	Mortgagee Protection Clause		32
	15.4	Estoppel Certificates		32
		15.4.1	Contents	32
		15.4.2	Failure to Deliver	33
ARTICLE 16	SURRENDER; HOLDING OVER			33
	16.1	Surrender of Premises		33
	16.2	Holding Over		34
ARTICLE 17	ADDITIONAL PROVISIONS			34
	17.1	Initial Improvements		34
		17.1.1	Landlord’s Improvements	34
		17.1.2	Tenant Improvements	34
		17.1.3	(Intentionally Deleted)	34
		17.1.4	(Intentionally Deleted)	34
		17.1.5	(Intentionally Deleted)	34
		17.1.6	Construction Drawings and Specifications	34
		17.1.7	Changes to Construction Drawings and Specifications	35
		17.1.8	Tenant’s Representative	35

Industrial/Warehouse Lease Agreement

Opus Legal 1-31-01

		17.1.9	Substantial Completion; Tenant Delay	35
		17.1.10	Punch List	35
		17.1.11	Construction Warranty	35
	17.2	Security Deposit		36
ARTICLE 18	MISCELLANEOUS PROVISIONS			36
	18.1	Notices		36
	18.2	Transfer of Landlord’s Interest		36
	18.3	Successors		37
	18.4	Captions and Interpretation		37
	18.5	Relationship of Parties		37
	18.6	Entire Agreement; Amendment		37
	18.7	Severability		37
	18.8	Landlord’s Limited Liability		37
	18.9	Survival		38
	18.10	Attorneys’ Fees		38
	18.11	Brokers		38
	18.12	(Intentionally Omitted)		38
	18.13	Governing Law		38
	18.14	Time is of the Essence		38
	18.15	Joint and Several Liability		38
	18.16	No Accord and Satisfaction		39
	18.17	Tenant’s Authority		39
	18.18	Force Majeure		39
	18.19	Management		39
	18.20	Financial Statements		39
	18.21	Quiet Enjoyment		40
	18.22	No Recording		40
	18.23	Outside Storage Prohibited		40
	18.24	Construction of Lease and Terms		40
	18.25	Exhibits		40
ARTICLE 19	SIGNAGE			41
ARTICLE 20	PARKING RIGHTS			41
ARTICLE 21	OPTION TO EXTEND			42
ARTICLE 22	ARBITRATION			43
ARTICLE 23	RIGHT OF FIRST OFFER			44
ARTICLE 24	TENANT’S EQUIPMENT			45

Industrial/Warehouse Lease Agreement

Opus Legal 1-31-01

(Exhibits omitted)

EXHIBITS

EXHIBIT “A”	Definitions

EXHIBIT “B”	Legal Description of the Land

EXHIBIT “C”	Floor Plan

EXHIBIT “D”	Commencement Date Memorandum

EXHIBIT “E”	Property Rules

EXHIBIT “F”	Tenant Sign Criteria

EXHIBIT “G”	Parking Areas

EXHIBIT “H”	List of Plans and Specifications for the Tenant Improvements

EXHIBIT “I”	Monument Sign Drawing

EXHIBIT “J”	Form Subordination, Non-Disturbance and Attornment Agreement

Industrial/Warehouse Lease Agreement

Opus Legal 1-31-01

v

INDUSTRIAL/WAREHOUSE LEASE AGREEMENT

This Industrial/Warehouse Lease Agreement is made and entered into as of the Effective Date by and between OPUS NORTHWEST, L.L.C., a Delaware limited liability company, as Landlord, and INSIGNIA SYSTEMS, INC., a Minnesota corporation, as Tenant.

DEFINITIONS

Capitalized terms used in this Lease have the meanings ascribed to them on the attached EXHIBIT ”A.”

BASIC TERMS

The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.

Premises:       Approximately 40,781 rentable square feet located within the Building as depicted on EXHIBIT “C.” The Premises is measured to the exterior of exterior walls and to the middle of walls between the Premises and other tenant space. The Building is located at 8701 Brooklyn Boulevard, Brooklyn Park, Minnesota 55445. The Building contains approximately 104,004 rentable square feet. The area upon which rental is calculated includes Tenant’s proportionate share (198 square feet) of the common electrical room (508 total square feet) in the Building and an agreed fifty percent (50%) (28 square feet) allocation of the shared entry vestibule area.

2.	Lease Term: seven (7) years, seven (7) months
3.	Delivery Date: July 24, 2008
4.	Base Rent:

Months 1 -4:

Zero Dollars ($0.00) (Base Rent is abated for the first four months of the term).

Months 5 – 16:	$437,172.32 per annum payable monthly, in advance, in equal monthly installments of $36,431.03
Months 17 – 28:	$445,736.33 per annum payable monthly, in advance, in equal monthly installments of $37,144.69
Months 29 – 40:	$454,708.15 per annum payable monthly, in advance, in equal monthly installments of $37,892.35

Months 41 – 52:	$464,087.78 per annum payable monthly, in advance, in equal monthly installments of $38,673.98
Months 53 – 64:	$473,059.60 per annum payable monthly, in advance, in equal monthly installments of $39,421.63
Months 65 – 76:	$482,847.04 per annum payable monthly, in advance, in equal monthly installments of $40,237.25
Months 77 – 91:	$492,226.67 per annum payable monthly, in advance, in equal monthly installments of $41,018.89

5.	Initial Tenant’s Share of Property Expenses Percentage:	39.21% (subject to adjustment, if any, provided in Paragraph 1.1)

6.	Permitted Use:	Office, warehouse, and light manufacturing operations (all subject to applicable law)

7.	Improvement Allowance:	(Not Applicable)

8.	Security Deposit:	$39,761.48

9.	Rent Payment Address:	Opus Northwest Management, L.L.C., as
property manager for Opus Northwest, L.L.C.
P.O. Box 263
Minneapolis, MN 55440-0263
Telephone: 952-656-4444
Facsimile: 952-656-4529

10.	Address of Landlord for Notices:	Opus Northwest, L.L.C.
10350 Bren Road West
Minnetonka, MN 55343
Attn: Vice President
Telephone: 952-656-4444
Facsimile: 952-656-4529

	With a copy to:	Opus Corporation
10350 Bren Road West
Minnetonka, MN 55343
Attn: Legal Department
Telephone: 952-656-4444
Facsimile: 952-656-4814

	With a copy to:	Property Manager at the address set forth above.

11.	Address of Tenant
	for Notices:	Insignia Systems, Inc.
8799 Brooklyn Boulevard
Brooklyn Park, MN 55445
Attn: Chief Financial Officer
Telephone: 763-392-6200
Facsimile: 763-392-6222

	With a copy to:	Best & Flanagan LLP
225 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attn: James C. Diracles
Telephone: 612-339-7121
Facsimile: 612-349-5897

12.	Broker(s):	Tenant’s Broker: Equity Transwestern (acting through Michael J. Salmen and Steve Kellogg)

Landlord’s Broker: C.B. Richard Ellis (acting through James De Pietro and Rick Graf)

13.	Project Manager:	Opus Northwest Management, LLC

ARTICLE 1

LEASE OF PREMISES AND LEASE TERM

1.1 Premises. In consideration of the covenants and agreements set forth in this Lease and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms, covenants and conditions set forth in this Lease. This Lease does not include any right to use of the roof of the Building.

1.2	Term, Delivery and Commencement.

1.2.1   Commencement and Expiration of Term. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires ninety-one (91) months thereafter on February 29, 2016.

1.2.2   Tender of Possession. Landlord will use commercially reasonable efforts to achieve Substantial Completion and tender possession of the Premises to Tenant on or before the Delivery Date. If Landlord is unable to achieve Substantial Completion on or before the Delivery Date for any reason, this Lease remains in full force and effect and Landlord is not liable to Tenant for any resulting loss or damage except that, if Landlord does not achieve Substantial Completion and does not deliver possession of the Premises to Tenant on or before the date eight (8) days after the Delivery Date, Tenant will receive the lesser of (a) two (2) days rent credit or (b) the daily holdover damages that Tenant incurs because of such delay beyond the Delivery Date for each day of such delay beyond the date eight (8) days after the Delivery Date. Notwithstanding anything herein to the contrary, for purposes of the foregoing sentence, the date eight (8) days after the Delivery Date shall be extended by the number of days of delay in Substantial Completion and tender of possession arising out of Force Majeure and/or Tenant Delay.

1.2.3   Commencement Date Memorandum. Promptly after the Commencement Date, Landlord will deliver to Tenant the Commencement Date Memorandum with all blanks properly completed. Within 10 days after receipt, Tenant will execute and deliver the Commencement Date Memorandum to Landlord. If Tenant does not timely execute and deliver to Landlord the Commencement Date Memorandum unmodified or modified appropriately to make the statements therein true, Landlord and any prospective purchaser or encumbrancer may conclusively rely on the information contained in the unexecuted Commencement Date Memorandum Landlord delivered to Tenant.

1.2.4   Access Prior to Substantial Completion. Landlord will allow Tenant limited access to the Premises prior to Substantial Completion on June 23, 2008, for partial occupancy if all governmental requirements for occupancy have been met and to begin installing equipment, fixtures, and cabling and/or to properly coordinate such work with the construction of the Tenant Improvements. Landlord has no obligation to provide a certificate of occupancy until Substantial Completion. Any such access will be subject to Landlord’s prior consent in each instance, which consent will not be unreasonably withheld but may be conditioned on Tenant’s work not interfering with the construction of Tenant Improvements or causing a labor dispute. Any such use of the Premises is also subject to, and Tenant must comply with and observe, all applicable Laws and all other terms and conditions of this Lease provided that Tenant shall not be required to pay Rent during such period. In no event may Tenant conduct business in the Premises during such early access period unless an occupancy permit has been received allowing same. All Tenant’s alterations shall be subject to the provisions of Article 8 hereof.

ARTICLE 2

RENTAL AND OTHER PAYMENTS

2.1 Base Rent. Except for the first four months of the lease term, and except that Base Rent for the fifth month of the lease term shall be payable at the time of execution of this Lease, Tenant will pay Base Rent in monthly installments to Landlord, in advance, without offset or deduction (except as otherwise permitted in this Lease), commencing on the Rent Commencement Date and continuing on the first day of each and every calendar month after the Rent Commencement Date during the Term. Tenant will make all Base Rent payments to Property Manager at the address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Base Rent payments without Landlord’s previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis, Base Rent for any partial month within the Term.

2.2 Additional Rent. Article 3 of this Lease requires Tenant to pay Tenant’s Share of Property Expenses as Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all such payments in accordance with Section 3.3 without deduction or offset and without Landlord’s previous demand, invoice or notice for payment. Tenant will pay all other Additional Rent described in this Lease within 20 days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Tenant’s Base Rent payments.

2.3 Delinquent Rental Payments. If Tenant does not pay any installment of Base Rent or any Additional Rent within five (5) days after the due date, Tenant will also pay Landlord a Late Charge. Further, if Tenant does not pay any installment of Base Rent or any Additional Rent when the payment is due, Tenant will pay Landlord interest on the delinquent payment calculated at the Maximum Rate from the date when the payment is due through the date the payment is made. The parties agree that such amounts represent a fair and reasonable estimate of the damages Landlord will incur by reason of such late payment. Such charges will be considered Additional Rent and Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity. Anything herein to the contrary notwithstanding, the first $100.00 of interest accruing in each calendar year under this Paragraph 2.3 shall be abated.

2.4 Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease.

ARTICLE 3

PROPERTY EXPENSES

3.1 Payment of Property Expenses. Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant’s Share of Property Expenses for each calendar year of the Term. Landlord will prorate Tenant’s Share of Property Expenses for the calendar year in which this Lease commences or terminates as of the Rent Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such full or partial calendar year.

3.2 Estimation of Tenant’s Share of Property Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Expenses, (b) Tenant’s Share of Property Expenses and (c) the annual and monthly Additional Rent attributable to Tenant’s Share of Property Expenses. Landlord may re-estimate Property Expenses from time to time during the Term. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Tenant’s Share of Property Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year. Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 3.3.

3.3 Payment of Estimated Tenant’s Share of Property Expenses. Tenant will pay the amount Landlord estimates as Tenant’s Share of Property Expenses under Section 3.2 in equal monthly installments, in advance, commencing on the Rent Commencement Date and thereafter on the first day of each and every calendar month during the Term. Partial months shall be appropriately prorated. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Property Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount for such calendar year (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

3.4 Confirmation of Tenant’s Share of Property Expenses. Within 120 days after the end of each calendar year within the Term, Landlord will determine the actual amount of Tenant’s Share of Property Expenses for the expired calendar year and deliver to Tenant a written statement of such amount. If Tenant paid less than the amount of Tenant’s Share of Property Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner described in Section 2.2. If Tenant paid more than the amount of Tenant’s Share of Property Expenses specified in the statement, Landlord will, at Landlord’s option, either (a) refund the excess amount to Tenant if such amount is more than one month’s Base Rent, or (b) if such amount is equal to or less than one month’s Base Rent, credit the excess amount against Tenant’s next due monthly installment or installments of Base Rent. If the Term has expired or has been terminated, Tenant shall pay the balance due to Landlord or, alternatively, Landlord shall refund the surplus to Tenant, whichever the case may be, within 30 days after Tenant’s receipt of Landlord’s Property Expense statement. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this section; provided, however, that in no event shall Tenant be responsible to Landlord under this Paragraph 3.4 for any item which is first invoiced by Landlord more than one(1) year after the date such item is incurred by Landlord.

3.5 Tenant’s Inspection and Audit Rights. Landlord shall keep and maintain reasonably complete, legible and accurate records of the Property Expenses for a period of three (3) years from the date such Property Expenses are incurred. If Tenant desires to audit Landlord’s determination of the actual amount of Tenant’s Share of Property Expenses for any calendar year, Tenant must deliver to Landlord written notice of Tenant’s election to audit within 180 days after Landlord’s delivery of the statement of such amount under Section 3.4. If such notice is timely delivered, then Tenant (but not any subtenant) or its representatives may audit Landlord’s records relating to such amounts. Such audit will take place during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records). Tenant’s election to audit Landlord’s determination of Tenant’s Share of Property Expenses is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within 90 days after the date Tenant delivers its notice of election to audit to Landlord under this section. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Property Expenses was greater than the amount this Article 3 obligates Tenant to pay, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant, together with interest on the excess amount (computed at 10% per annum from the date Tenant delivers its dispute notice to Landlord) within 30 days after Landlord receives a copy of the audit report. If the amount charged pursuant to Landlord’s annual statement exceeds the final amount actually payable by more than 3%, Landlord will pay the cost of Tenant’s audit not to exceed $2,500. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Property Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this section, Tenant will continue to pay to Landlord all estimated amounts of Tenant’s Share of Property Expenses in accordance with Section 3.3. Except for disclosures required by law, Tenant must keep all information it obtains in any audit confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration with an arbitrator jointly appointed and compensated (50% each) by Landlord and by Tenant. The decision of the arbitrator shall be binding on the parties.

3.6 Adjustments. If all of the rentable area of the Building is not occupied at all times during any calendar year pursuant to leases under which the terms and rents have commenced for such calendar year or if the Building has not commenced business operations, Landlord will reasonably and equitably adjust its computation of Property Expenses for that calendar year to include all components of Property Expenses that vary based on occupancy or lack of operation (for example, management fees) in an amount equal to Landlord’s reasonable estimate of the amount Landlord would have paid for such components of Property Expenses had all of the rentable area of the Building been so occupied at all times during such calendar year assuming an average rental rate equal to the average rate under existing leases.

3.7 Personal Property Taxes. Tenant will pay, prior to delinquency, all taxes charged against Tenant’s Personal Property. Tenant will use all reasonable efforts to have Tenant’s Personal Property taxed separately from the Property. If any of Tenant’s Personal Property is taxed with the Property, Tenant will pay the taxes attributable to Tenant’s Personal Property to Landlord as Additional Rent.

3.8 Landlord’s Right to Contest Property Taxes. Landlord may, but is not obligated to, contest the amount or validity, in whole or in part, of any Property Taxes. If Property Taxes are reduced (or if a proposed increase is avoided or reduced) because Property Taxes are contested, Landlord may include in its computation of Property Taxes the reasonable costs and expenses incurred in connection with such contest, including without limitation reasonable attorney’s fees, up to the amount of any Property Tax reduction obtained in connection with the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes. Tenant shall be credited with its equitable share of any refund of Property Taxes, using the Tenant’s Share of Property Expenses Percentage, to the extent paid by Tenant and, if applicable, such refund shall be made to Tenant after the term of this Lease.

3.9  Rent Tax. Upon enactment of state or federal or local law requiring payment of a Rent Tax, Tenant will pay to Landlord all Rent Tax due in connection with this Lease or the payment of Rent hereunder, which Rent Tax will be paid by Tenant to Landlord concurrently with each payment of Rent made by Tenant to Landlord under this Lease.

3.10  Management. Landlord will use reasonable commercial effort to cause the Property to be managed in an efficient and prudent manner.

ARTICLE 4

USE

4.1 Permitted Use. Tenant will use the Premises only for the permitted use specified in the Basic Terms and may not use the Premises for any other purposes. Tenant will not use the Property or permit the Premises to be used in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) make void or voidable any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property or to the person or property of any other tenant on the Property; (d) cause substantial diminution in the value or usefulness to Landlord of all or any part of the Property reasonable wear and tear and damage from casualty excepted; or (e) constitute a public or private nuisance or waste. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises. Tenant shall have exclusive use of the trash enclosure immediately outside the Premises which is to be constructed as part of the Tenant’s Improvements.

4.2 Limitation on Representations and Warranties. Except as otherwise provided in this Lease, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Property, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises, Building or the Property for any particular purpose.

4.3 Increased Insurance. Tenant will not do or permit to be done on the Premises and/or the Property anything that will (a) increase the premium of any insurance policy Landlord carries covering the Premises or the Property; (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in any insurance company’s refusal to issue or continue any such insurance in amounts reasonably satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant’s operations in the Premises or use of the Property. Tenant, at Tenant’s sole cost and expense, will comply with all rules, orders, regulations and requirements of its insurers. Tenant will reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies resulting from Tenant’s failure to comply with the provisions of this section.

4.4 Laws/Property Rules. This Lease is subject and subordinate to all Laws. A copy of the current Property Rules is attached to this Lease as EXHIBIT “E.” Upon not less than 30 days prior written notice to Tenant, Landlord may revise the Property Rules from time to time in Landlord’s reasonable discretion provided such Property Rules shall not be enforced more rigorously against Tenant than against other tenants. Revised Property Rules will not materially adversely affect rights granted to Tenant in this Lease.

4.5 Common Area. Subject to the express provisions of this Lease related to parking, Landlord grants Tenant the non-exclusive right, together with all other occupants of the Property and their agents, employees and invitees, to use the Common Area during the Term for the purposes intended, subject to all Laws. Subject to the express provisions of this Lease related to parking, Landlord may, at Landlord’s sole and exclusive discretion, make changes to the Common Area so long as such changes do not materially and adversely impact access to the Premises or the parking rights granted herein. Landlord’s rights regarding the Common Area include, but are not limited to, the right to (a) restrain unauthorized persons from using the Common Area; (b) temporarily close any portion of the Common Area (i) for repairs, improvements or Alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or prescriptive rights, or (iv) for any other reason Landlord deems sufficient in Landlord’s reasonable judgment; (c) change the shape and size of the Common Area; (d) add, eliminate or change the location of any improvements located in the Common Area and construct buildings or other structures in the Common Area; and (e) impose and revise Property Rules concerning use of the Common Area, including without limitation any parking facilities comprising a portion of the Common Area. Except for the provisions herein relating to Property Expenses and subject to the provisions of Article 20, in no event shall Landlord charge either Tenant or its customers, guests, invitees, licensees, permitted subtenants, employees, suppliers or agents for parking.

ARTICLE 5

HAZARDOUS MATERIALS

5.1 Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Materials to be brought upon, kept or used on the Property in a manner or for a purpose prohibited by or that could result in liability to Landlord under any Hazardous Materials Law. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws. On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Property (regardless of whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord disclosing the nature and quantity of any Hazardous Materials brought upon, kept or used on the Property by or at the direction of Tenant or its agents, employees, or contractors, and evidencing the legal and proper handling, storage and disposal of all Hazardous Materials kept at or removed or to be removed from the Premises and/or the Property. All such documentation will list Tenant or its agent as the responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager. Landlord represents and warrants that as of the date hereof Landlord has no actual knowledge of any Hazardous Materials on the Property or Premises which are required by applicable law to be remediated. Further, Landlord represents to Tenant, as follows, as of the date hereof:

(a)    To Landlord’s actual knowledge, any handling, transportation, storage, treatment or usage of Hazardous Materials that has occurred on the Premises prior to the date of this Lease has been in compliance with all Hazardous Materials Laws and no Release of Hazardous Materials in violation of law has occurred on the Premises prior to the date of this Lease. To Landlord’s knowledge, no Hazardous Materials on the Property or Premises are required by applicable law to be remediated.

(b)    To Landlord’s actual knowledge, there are no underground storage tanks (including, but not limited to, underground storage tanks for the storage of petroleum or petroleum products) at the Premises.

When any representation herein is to Landlord’s actual knowledge, such representation is limited to the actual knowledge of Tom Shaver and Tony Phelps. Further, any representation made in this Paragraph 5.1 is subject to matters described in that certain Phase I Environmental Report prepared by Landmark Environmental, LLC dated February 28, 2007, and in documents referred to therein.

5.2 Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property that result from or in any way relate to Tenant’s use of the Property immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claims made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports, records, letters of inquiry and responses, manifests or other documents made by any person, including Tenant, to or from any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises and/or the Property. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property.

5.3 Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws arising from Tenant’s use or occupancy of the Premises or Property are Tenant’s sole responsibility, regardless of whether the Hazardous Materials Laws require Landlord to report or warn.

5.4 Indemnification by Tenant. Tenant will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims whatsoever to the extent arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) to the extent caused by and arising from Tenant’s wrongful act or from Tenant’s use or occupancy of the Premises or Property. Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, compliance, investigations, clean-up, monitoring response, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the costs arising out of any loss of use and any diminution in value of the Property and adjacent and nearby properties including groundwater; and (d) consultants’ fees, experts’ fees and response costs. The obligations of Tenant under this Article survive the expiration or earlier termination of this Lease.

5.5 Indemnification by Landlord. Landlord will indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless the Tenant Parties from and against any and all Claims whatsoever to the extent arising or resulting, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) to the extent caused by and arising from Landlord’s wrongful act. Landlord shall also perform and pay (without reimbursement by Tenant except as to normal Operating Expenses such as expenses to dispose of fluorescent lights) the costs of any required or necessary repair, compliance, investigations, clean-up, monitoring response, detoxification or decontamination of the Property and the costs of implementing any closure, remediation or other required action in connection therewith as stated above, all only to the extent state or federal governmental agencies require Landlord itself to perform the applicable clean-up or response action. The obligations of Landlord under this Article survive the expiration or earlier termination of this Lease.

ARTICLE 6

SERVICES AND UTILITIES

Tenant is solely responsible for contracting for utility services from utility suppliers such as gas, electricity, and telephone services in connection with Tenant’s use and occupancy of the Premises. Except as hereafter provided, Tenant is also solely responsible for paying directly to the applicable service or utility companies, prior to delinquency, all charges of every nature, kind or description for services and utilities furnished to the Premises as contracted for by Tenant or chargeable against the Premises (including, without limitation, charges imposed by any utility or service company as a condition precedent to furnishing or continuing to furnish utilities or services to the Premises) including all charges for heat, gas, light, garbage, trash and rubbish removal, electricity, telecommunications, cable, steam, power, or other public or private utilities and services and any charges or fees for present or future water or sewer capacity to serve the Premises (excluding SAC and WAC for a 30% office fit-up of the Premises but including SAC and WAC, not to exceed $10,500.00 as to the initial Tenant’s Improvements, for fit-up in excess of 30% for the Premises), any charges for the underground installation of gas or other utilities or services, and other charges relating to the extension of or change in the facilities necessary to provide the Premises with above standard utilities and services. Water and sanitary sewer service shall be provided by Landlord and commercially reasonable charges for same shall be “Operating Expenses.” If Tenant uses a disproportionate amount of water/sewer, Landlord may make an equitable allocation of charges for same and Tenant will pay its equitable amount as reasonably determined by Landlord. No interruption in, or temporary stoppage of, any utility or service to the Premises is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve

Tenant from any obligations under this Lease, render Landlord liable for damages or entitle Tenant to any Rent abatement except as set forth below.

Anything in this Lease to the contrary notwithstanding, in the event Landlord is unable to provide any of the utility services required to be maintained by Landlord pursuant to this Lease, and in the event such inability renders the whole or a portion of the Premises untenantable, inaccessible or unsuitable for the purposes intended hereunder for a period of two (2) consecutive days after receipt by Landlord of notice of untenantability, inaccessibility or unsuitability from Tenant, rent for the portion of the Premises rendered untenantable, inaccessible or unsuitable for the purposes intended hereunder shall abate pro rata from and after such second consecutive day until the services are restored to such a condition that the portion of the Premises affected is again rendered tenantable, accessible and suitable. Anything herein to the contrary notwithstanding, there shall be no such abatement of rent if the Landlord’s inability to provide such services is caused by misuse or neglect of Tenant or by inability of energy suppliers which is generally applicable in the vicinity of the Premises.

All electricity and gas used in the Premises and for heat, light and power for the Premises shall be separately metered and paid for directly by Tenant upon receipt of invoice. Cost of the acquisition and installation of separate meters is to be a part of the Tenant’s Improvements. In addition, and in addition to costs of Tenant’s Improvements, Tenant shall be responsible for additional SAC or WAC charges, not to exceed $10,500.00 as to the initial Tenant’s Improvements, payable in connection with Tenant’s fit-up over and above amounts heretofore paid by Landlord for 30% office fit-up for the Premises. Further, the cost of all electricity and gas used in all rentable areas of the Building shall not be included in “Operating Expenses”; provided, however, the cost of all other electricity and gas, including, but not limited to, electricity for common building systems, common building equipment and lighting for common areas, shall be included in “Operating Expenses.” Tenant agrees to refrain from overloading the electrical system designed for the Premises. All electric lighting bulbs and tubes and all ballasts and starters within the Premises shall be replaced by Tenant at the expense of Tenant.

Notwithstanding the foregoing, in the event that a utility to be separately metered is actually metered over an area other than only the Premises, Landlord shall make an appropriate equitable adjustment and Tenant shall pay its share as so equitably and reasonably determined by Landlord. Should any such allocation be or become unfair or unreasonable to Landlord or Tenant by reason of part of the Building which is served by said utility meter being or becoming vacant or by reason of disproportionate use by the applicable tenants or the fact that part of the Building which is served by such meter is being utilized at other than normal business hours or otherwise, Landlord shall reasonably apportion such utility charges to Tenant and to other areas of the Building served through such meter, which apportionment shall then become the basis for charges to be paid by Tenant.

ARTICLE 7

MAINTENANCE AND REPAIR

7.1 Landlord’s Obligations. Landlord will keep and maintain in good order, condition and repair (and replace as reasonably necessary), reasonable wear and tear excepted, the (a) exterior surfaces of the exterior walls (excluding windows and plate glass) and roof of the Building, (b) structural integrity of the footings, columns, foundation, exterior walls and roof of the Building, and (c) Common Area. Landlord will also perform any repairs or replacements to the Premises or Property necessitated by Casualty, subject to the provisions of Article 11 (Damage and Destruction), and necessitated by a Taking, subject to Article 12 (Eminent Domain). Except in the event of Landlord’s intentional damage to property, and subject to the provisions of Article 11 and Article 12, neither Base Rent nor Additional Rent will be reduced, nor will Landlord be liable, for loss or injury to or interference with Tenant’s property, profits or business arising from or in connection with Landlord’s performance of its obligations under this Section 7.1.

7.2 Tenant’s Obligations.

7.2.1   Maintenance of Premises. Except for Landlord’s obligations described in Section 7.1, Tenant, at its sole cost and expense, will keep and maintain the Premises in good, clean, sanitary, neat and fully operative condition and repair, reasonable wear and tear, and Casualty and Taking excepted. Tenant’s obligations under this section include, without limitation, maintenance and repair (including replacements) of all: (a) non-structural interior portions, systems and equipment; (b) interior surfaces of exterior walls; (c) interior moldings, partitions and ceilings; (d) slabs, floors and structural columns (except to the extent not caused by Tenant or its agents, employees, or contractors); (e) windows, plate glass, and doors; and (f) electrical, lighting, mechanical, plumbing, heating and air conditioning systems, facilities, fixtures and components exclusively serving the Premises. Any repairs or replacements performed by Tenant must be at least equal in quality and workmanship to the original work and be in accordance with all Laws. Tenant will at all times and at Tenant’s sole cost and expense keep a preventative maintenance and repair contract in force and effect for the heating, air conditioning and ventilation system exclusively serving the Premises. Such contract (including, without limitation, the schedule and scope of services provided and the identity and capabilities of the contractor) must be acceptable to Landlord in Landlord’s reasonable discretion. Tenant will not commit any nuisance or waste in, on or about the Premises or the Property.

7.2.2   Tenant Damage. Except to the extent claims for damages to Landlord’s property have been released, if any Tenant Damage occurs Landlord may, at Landlord’s option and in Landlord’s sole discretion, require Tenant to (a) pay to or reimburse Landlord for the actual reasonable cost of any repairs or replacements necessitated by such Tenant Damage which are performed by Landlord, and/or (b) perform, at Tenant’s sole cost and expense, any repairs or replacements necessitated by such Tenant Damage which are not performed by Landlord. Except to the extent claims for damages to Landlord’s property have been released, Tenant is liable to

Landlord for all Claims arising from Tenant Damage. “Tenant Damage” means any loss, destruction or damage not insured under Landlord’s insurance policies to the Premises, Property or Landlord’s Personal Property caused by (a) any misuse, abuse, neglect, improper maintenance, or unauthorized modifications or Alterations caused or permitted by Tenant; (b) any negligent, careless, reckless or intentionally wrongful acts, omissions or conduct of Tenant; or (c) any waste or excessive or unreasonable wear and tear caused or permitted by Tenant.

7.2.3   Alterations Required by Laws. Except to the extent required herein to be performed by Tenant, Landlord shall comply (at its sole cost and expenses, except to the extent that the same is an Operating Expense) with all Laws applicable to Landlord, the Building and the Common Area. If any governmental authority requires any Alteration to the Property or the Premises as a result of Tenant’s particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant or if Tenant’s particular use of the Premises subjects Landlord or the Property to any obligation under any Laws, Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be. If any such Alterations are Structural Alterations, at Tenant’s sole cost and expense, Landlord will make the Structural Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead and administrative costs). If the Alterations are not Structural Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with Article 8.

7.2.4   Notice to Landlord. If Tenant believes any maintenance or repair Landlord is obligated under Section 7.1 to perform is needed at the Property, Tenant will promptly provide written notice to Landlord specifying in detail the nature and extent of any condition requiring maintenance or repair. Landlord will not be deemed to have failed to perform its obligations under Section 7.1 with respect to any maintenance or repair unless Tenant has provided such timely written notice and Landlord has had a commercially reasonable time within which to respond to such notice and effect the needed maintenance or repair. Notwithstanding the foregoing, Tenant may provide verbal notice in the Event of Emergency.

ARTICLE 8

CHANGES AND ALTERATIONS

8.1 Landlord Approval. Tenant will not make any Structural Alterations. Without limitation to the foregoing, Tenant will not make any other Alterations which cost more than $25,000 in any calendar year or which modify the structural, mechanical, electrical, or fire protection sprinkler systems of the Building without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold or delay. Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications for the Alterations and names and addresses of all prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant will, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, deliver to Landlord copies of all contracts, certificates of insurance and certified copies of all endorsements for the insurance required by Section 8.2, copies of any contractor safety programs, copies of all necessary permits and licenses and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord has, in Landlord’s reasonable discretion, provided Landlord’s written approval of the foregoing deliveries, which approval Landlord will not unreasonably withhold or delay; provided that Landlord’s approval shall be deemed given if Landlord does not provide its approval or written reasons for withholding approval within thirty (30) days of Tenant’s written request. Tenant will construct all approved Alterations or cause all approved Alterations to be constructed (a) promptly by a contractor reasonably approved by Landlord in writing, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in a manner that will minimize interference with other tenants’ use and enjoyment of the Property, and (e) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property. At the time approval is requested or granted, or upon Tenant’s request as to improvements which do not require Landlord’s consent, as to any specific change or alteration, Landlord shall designate in writing which portion of such change or alteration shall be removed, repaired and restored at termination of this Lease and which portion may be surrendered at termination of this Lease without removal, repair and restoration. All Alterations, including the Tenant’s Improvements contemplated by the Exhibit “H” Plans and Specifications, shall remain as part of the Premises and be surrendered as part of the Premises upon termination of the Lease except and to the extent such Alterations constitute “trade fixtures” under applicable law or are Tenant’s Personal Property or are otherwise required or permitted to be removed. Further, in respect to items as to which no specific written approval is requested or granted, Landlord may require, upon termination of this Lease, the removal (and repair of resulting damage) of any such applicable improvement, alteration, addition or installation installed in the Premises. Notwithstanding the above, the initial Tenant’s Improvements contemplated by the Exhibit “H” Plans and Specifications shall not be removed by Tenant.

8.2 Tenant’s Responsibility for Cost and Insurance. Tenant will pay the cost and expense of all Alterations including, without limitation, if Landlord’s approval is required pursuant to Section 8.1 above, a reasonable charge for Landlord’s review, inspection and engineering time, and for any painting, restoring or repairing of the Premises or the Property necessitated by the Alterations. Prior to commencing any of those Alterations which are permitted only after Landlord’s consent has been obtained, Tenant will deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) evidence reasonably acceptable to Landlord that adequate funds are unconditionally available and dedicated to payment of all costs of the Alterations and reasonable assurance or security that no liens will be filed against the Property in respect thereto, (b) builder’s “all risk” insurance in an amount at least equal to the replacement value of the Alterations, and (c) evidence that Tenant and each of Tenant’s contractors have in force liability insurance insuring against construction related risks in at least the form, amounts and coverages required of Tenant under Article 10, which shall name Landlord, Landlord’s lender (if any) and Property Manager as additional insureds, specifically including completed operations.

8.3 Construction Obligations and Ownership. Landlord may inspect construction of the Alterations. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits and full and final lien waivers covering all labor and materials expended and used in connection with the Alterations. Tenant will remove, within 10 days after Landlord’s written request, any Alterations that required Landlord’s approval and which Landlord did not approve and that Tenant constructed in violation of this Article 8. All Alterations Tenant makes or installs (including all telephone, computer, security and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s trade fixtures and Personal Property) become the property of Landlord and a part of the Building immediately upon installation and, unless Landlord requires Tenant to remove the Alterations, Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord.

8.4 Liens. Tenant will keep the Property free from any mechanics’, materialmen’s, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will notify Landlord in writing 20 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other security satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs).

8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 9

RIGHTS RESERVED BY LANDLORD

9.1 Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon reasonable advance notice to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord’s rights and obligations under this Lease. Landlord may in the Event of Emergency enter the Premises without notice to Tenant. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are necessary or appropriate for properly operating and maintaining the Building and upon reasonable prior written notice from Landlord. The rights reserved by Landlord pursuant to this Section 9.1 shall be exercised in a manner so as to interfere with Tenant’s use of the Premises as little as reasonably practicable under the circumstances, and, unless such entry is necessitated by an Event of Emergency, Landlord shall use reasonable efforts to coordinate such entry to avoid any such interference.

9.2 Control of Property. Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including, without limitation, the right to: (a) change the name or street address of the Building; (b) designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises; (c) grant any party the exclusive right to conduct any business or render any service in the Property, provided such exclusive right does not restrict Tenant from any permitted use for which Tenant is then using the Premises; (d) prohibit Tenant from installing vending or dispensing machines of any kind in or about the Premises other than those Tenant installs in the Premises solely for use by Tenant’s employees; (e) subject to the last sentence of Section 9.1 above, install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Property; and (f) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, Landlord is not responsible for the security of persons or property on or about the Property and Landlord is not and will not be liable in any way whatsoever for any criminal activity or any breach of security on or about the Property. In the event Landlord voluntarily initiates a change to the street address of the Building, Landlord shall provide reasonable advance notice of such street address change and Landlord will pay Tenant’s reasonable out-of-pocket costs to replace its reasonably unutilizable stock of letterhead, business cards, and brochures as of the date of the change not to exceed $2,500.00.

9.3 Right to Cure. Upon the occurrence of an Event of Default, Landlord may, but is not obligated to, perform any such obligation on Tenant’s part without waiving any rights based upon such failure and without releasing Tenant from any obligations hereunder. Tenant must pay to or reimburse Landlord for, as Additional Rent, all expenditures reasonably made and obligations incurred by Landlord pursuant to this section. Such obligations survive the termination or expiration of this Lease.

ARTICLE 10

INSURANCE

10.1  Tenant’s Insurance. Tenant will at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, maintain the insurance this Section 10.1 requires.

10.1.1 Liability Insurance. Tenant will maintain commercial general liability insurance providing coverage at least as broad as the current ISO form on an “occurrence” basis, with minimum limits of $1,000,000 each occurrence and $2,000,000 general aggregate (which may include umbrella coverages). Tenant shall also maintain blanket or umbrella coverage in an amount not less than $5,000,000. Tenant’s liability insurance will (a) name Landlord, Property Manager and the other Landlord Parties as additional insureds with respect to all matters arising out of the occupancy or use of the Premises or Property by Tenant; (b) be primary to any other insurance maintained by the Landlord Parties; and (c) be placed and maintained with companies rated at least “A/VII” by A.M. Best Insurance Service and otherwise reasonably satisfactory to Landlord. If Tenant’s liability insurance is provided under a blanket policy, the above coverage limits must be made specifically applicable to the Premises on a “per location” basis. Tenant will deliver an ACORD Form 27 (or equivalent) certificate or other evidence of insurance satisfactory to Landlord (i) prior to any use or occupancy of the Premises by Tenant, (ii) not later than 10 days prior to the expiration of any current policy or certificate, and (iii) at such other times as Landlord may reasonably request.

10.1.2 Property Insurance. Tenant is not required by this Lease to maintain property insurance. Accordingly, Tenant’s Personal Property is located at the Property at Tenant’s sole risk, and except for Tenant’s Unreleased Casualty Claims, Landlord is not liable for any Casualty to such property or for any other damage, theft, misappropriation or loss of such property. Tenant is solely responsible for providing such insurance as Tenant may desire for the protection of Tenant, its employees and invitees against any injury, loss, or damage to property occurring in the Premises or at the Property, including, without limitation, any loss of business or profits from any Casualty or other occurrence at the Property. Tenant is also solely responsible for obtaining any insurance or other protection Tenant may desire with respect to any Tenant Damage or Landlord’s Unreleased Casualty Claims for which Tenant may be held responsible as provided elsewhere in this Lease.

10.1.3 Other Insurance. If insurance obligations generally required under new leases of tenants in similar space in similar buildings in the area in which the Premises is located increase or otherwise change, Landlord, in its reasonable discretion, may similarly change Tenant’s insurance obligations under this Lease.

10.2  Landlord’s Insurance Obligations. Landlord will at all times during the Term maintain the insurance this Section 10.2 requires.

10.2.1 Property Insurance. Landlord will maintain insurance on the Property providing coverage comparable to that provided by a standard ISO special causes of loss form property insurance policy in an amount not less than the full replacement cost of the Building (less foundation, grading and excavation costs). Landlord may, at its option, obtain such commercially reasonable additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rent loss insurance; boiler and machinery insurance; ordinance or laws coverage; earthquake insurance; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will cover the Tenant’s Improvements installed in the Building but will not cover or be applicable to any of Tenant’s Personal Property.

10.2.2 Liability Insurance. Landlord will maintain commercial general liability insurance for bodily injury, personal injury, and property damage occurring at the Property with limits of $5,000,000 per occurrence and $5,000,000 aggregate. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not protect Tenant or replace or supplement the liability insurance this Lease obligates Tenant to carry.

10.3 Waivers and Releases of Claims and Subrogation.

10.3.1 Tenant’s Waiver and Release. To the fullest extent allowable under the Laws, and except for Tenant’s Unreleased Casualty Claims, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties and any predecessor holder of Landlord’s interest in this Lease from all Claims arising out of any Casualty to the Premises, Property or Tenant’s property, and from any resulting loss of use or business interruption, regardless whether such Casualty or loss of use or business interruption is caused by the negligent acts, omissions or misconduct of any person or entity (including Landlord or Tenant). Tenant will look only to any insurance coverage Tenant may elect to maintain (regardless whether Tenant actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims Tenant is waiving, releasing and discharging under this Section 10.3.1. Any property insurance Tenant maintains must permit or include a waiver of subrogation in favor of Landlord consistent with the provisions of this Section 10.3.1.

10.3.2 Landlord’s Waiver and Release. To the fullest extent allowable under the Laws, and except for Landlord’s Unreleased Casualty Claims, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges the Tenant Parties from all Claims arising out of any Casualty to the Premises, Property or Landlord’s Personal Property, and any resulting loss of use or business interruption, regardless whether such Casualty or loss of use or business interruption is caused by the negligent acts, omissions or misconduct of any person or entity (including Landlord or Tenant). Landlord will look only to any insurance coverage Landlord may elect to maintain (regardless whether Landlord actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims Landlord is waiving, releasing and discharging under this Section 10.3.2. Any property insurance Landlord maintains must permit or include a waiver of subrogation in favor of Tenant consistent with the provisions of this Section 10.3.2.

10.3.3 Limitation on Waivers of Claims. The provisions of Sections 10.3.1 and 10.3.2 do not apply to or limit the rights and obligations of Landlord and Tenant under Article 5 (Hazardous Materials), Article 7 (Maintenance and Repair), or Article 11 (Damage and Destruction) of this Lease. Further, the provisions of Sections 10.3.1 and 10.3.2 apply only with respect to the Landlord Parties and the Tenant Parties and do not limit or waive, release or discharge any Claims that either Landlord or Tenant may have against any other “third-party” person or entity which is not a Landlord Party or a Tenant Party arising from any Casualty to the Premises, Property, Tenant’s Personal Property or Landlord’s Personal Property caused by any such third party.

10.4  Tenant’s Failure to Insure. If Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1, and if such failure is not cured by Tenant within five days of Landlord’s request therefor, Landlord may, but is not obligated to, obtain such insurance for Landlord’s benefit without waiving or releasing Tenant from any obligation contained in or default under this Lease. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord reasonably incurs in obtaining such insurance.

10.5  No Limitation. Landlord’s establishment of minimum liability insurance requirements for Tenant in this Lease is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

10.6  Tenant’s and Landlord’s Indemnifications. Subject to the releases provided for herein, Tenant agrees to indemnify and save Landlord and its managing agent harmless against and from any and all third party (other than Landlord’s affiliates other than an affiliated managing agent) claims, loss, damage and expense arising out of bodily injury or property damage by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from any loss or damage to property of third parties brought onto the Property by Tenant or located in the Premises and under Tenant’s care, custody, and control and arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed, pursuant to the terms of this Lease, or arising from any act or negligence on the part of Tenant or its agents, contractors, or employees, or arising from any accident, injury or damage, all to the extent caused by Tenant, or its contractors, agents and employees to any person, firm or corporation occurring during the term of this Lease or any renewal thereof, in or about the Premises and Property, and from and against all costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord or its managing agent by reason of any such claim, Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord.

Subject to the releases provided for herein, Landlord agrees to indemnify and save the Tenant Parties harmless against and from any and all third party (other than Tenant’s affiliates) claims, loss, damage or expense arising out of bodily injury or property damage by or on behalf of any person or persons, firm or firms, corporation or corporations, other than Tenant or its affiliates, subtenants, assigns, contractors, or employees, arising from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed, pursuant to the terms of this Lease, or arising from any act or negligence or misconduct on the part of Landlord or its agents, employees, servants or contractors, or arising from any accident, injury or damage, all to the extent caused by Landlord, its agents and employees to any person, firm or corporation occurring during the term of this Lease or any renewal thereof, in or about the Premises and Property, and from and against all costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Tenant.

ARTICLE 11

DAMAGE OR DESTRUCTION

11.1  Tenantable Within 150 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord can make the Premises tenantable within 150 days after the date of the Casualty, then Landlord will notify Tenant of such determination within 30 days after the date of the Casualty. Landlord’s notice will specify the anticipated date the Premises would be made tenantable. If, based upon such anticipated date, the repairs will take longer than 30 days and less than 12 months will remain in the Term upon completion, either Landlord or Tenant may elect to terminate this Lease by notifying the other within 15 days after the date of Landlord’s notice, which termination will be effective immediately after the date of such notice of termination; provided, however, that if Landlord notifies Tenant of Landlord’s decision to terminate this Lease under the immediately preceding sentence in the last 12 months of the initial Term or the first Renewal Term, Landlord’s termination notice shall void if, within 10 days of receipt of the termination notice, and, if Tenant then has remaining rights to exercise an option to extend the term of this Lease, Tenant properly exercises the next available option to extend. Anything herein to the contrary notwithstanding, in the event Landlord shall proceed to repair and restore the Premises as above provided by reason of the fact that the Premises were expected to be made tenantable within such one hundred fifty (150) day period, and in the event Landlord fails to substantially complete its required repair and restoration of the Premises so as to make the Premises tenantable within the date one hundred fifty (150) days from the date of the said damage or destruction (such date to be extended for Force Majeure delays not to exceed an additional 90 days), then Tenant shall have the option to terminate this Lease provided Tenant gives Landlord notice of such termination not less than five (5) days subsequent to the expiration of said one hundred fifty (150) day period (plus such period not to exceed 90 days as may be attributable to Force Majeure delays) and before Landlord substantially completes such obligations to repair and restore the Premises. Notwithstanding the above, in the event Landlord notifies Tenant, in writing, that Landlord is unable to substantially complete the required repairs and restoration within such required time, Tenant shall have no option to terminate this Lease unless Tenant notifies Landlord, in writing, of such termination within ten (10) days of Landlord’s notice to Tenant.

11.2  Not Tenantable Within 150 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord cannot make the Premises tenantable within 150 days after the date of the Casualty, then Landlord will notify Tenant of such determination (including the anticipated date of restoration) within 30 days after the date of the Casualty. Landlord may, in such notice, terminate this Lease effective on the date 30 days after the date of Landlord’s notice. If Landlord does not so terminate this Lease, and provided the Casualty was not caused by Tenant, Tenant may terminate this Lease by notifying Landlord within 15 days after the date of Landlord’s notice, which termination will be effective 60 days after the date of Tenant’s notice.

11.3  Property Substantially Damaged. If the Property is damaged or destroyed by any Casualty (regardless of whether the Premises is affected) and the damage reduces the value of the improvements on the Property by more than 50% (as Landlord reasonably determines value before and after the Casualty), then notwithstanding anything to the contrary in Sections 11.1 and 11.2, Landlord may, at Landlord’s option, by notifying Tenant within 60 days after the Casualty, terminate this Lease effective on the date 60 days after the date of Landlord’s notice.

11.4  Insufficient Proceeds. If Landlord does not receive sufficient insurance proceeds (excluding the amount of any policy deductible and insufficient proceeds resulting from Landlord’s failure to maintain the insurance required under Section 10.2.1) to repair all damage to the Premises or the Property caused by any Casualty, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all such damage, then notwithstanding anything to the contrary in Sections 11.1, 11.2 and 11.3, Landlord may, at Landlord’s option, by notifying Tenant within 60 days after the Casualty, terminate this Lease effective on the date 60 days after the date of Landlord’s notice.

11.5  Landlord’s Repair; Rent Abatement. If this Lease is not terminated under Sections 11.1 through 11.4 following any Casualty, then Landlord will repair and restore the Premises and the Property to as near their condition prior to the Casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to Landlord’s rights under Section 7.2.2 with respect to Tenant Damage). Base Rent and Tenant’s Share of Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis; provided that if only a portion of the Premises is untenantable as reasonably determined by Tenant, then any such abatement will be pro rata (based upon the rentable area of the untenantable portion of the Premises from time to time as compared with the rentable area of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises which is tenantable if and only if it is commercially reasonable for Tenant to operate within the remainder of the Premises under the circumstances. In no event is Landlord obligated to repair or restore any Alterations that have not been previously disclosed to and approved by Landlord, any special equipment or fixtures installed by Tenant comprising Tenant’s Personal Property, or any other Tenant’s Personal Property or any property that Tenant is required to or permitted to remove upon termination of this Lease. Landlord will, if necessary, equitably adjust Tenant’s Share of Property

Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a Casualty.

11.6  Rent Abatement if Lease Terminates. If this Lease is terminated under any of Sections 11.1 through 11.4 following any Casualty, then Base Rent and Tenant’s Share of Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis; provided that if only a portion of the Premises is untenantable and it is commercially reasonable for Tenant to operate within the remainder of the Premises under the circumstances, then any such abatement will be pro rata (based upon the fair rental value of the untenantable portion of the Premises from time to time as compared with the fair rental value of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises which is tenantable until this Lease terminates.

11.7  Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a Casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a Casualty) not specifically described in this Article 11.

11.8  Notice to Landlord. If any Casualty to any portion of the Premises or Property occurs, Tenant will immediately provide written notice of such Casualty to Landlord. None of the obligations of Landlord under this Article 11 will be deemed to have arisen unless and until Landlord has received actual notice that the Casualty has occurred and has had a commercially reasonable time within which to respond to such notice. Tenant is liable to Landlord for any uninsured loss or other Claims Landlord incurs if (a) Tenant fails to timely report any Casualty to the Premises or (to the extent Tenant has actual knowledge thereof) the Property or Landlord’s Personal Property to Landlord, (b) neither Landlord nor Landlord’s property manager nor any of their employees responsible for the operation and maintenance of the Property have actual knowledge of such Casualty, and (c) Tenant’s failure to report such Casualty to Landlord results in Landlord’s property insurance carrier refusing to cover all or any portion of the loss.

ARTICLE 12

EMINENT DOMAIN

12.1  Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes or have a material adverse effect on access or parking rights of Tenant granted herein. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes or have a material adverse effect on access or parking rights of Tenant granted herein, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord), regardless of whether the Premises is affected and regardless whether the Taking will render the Premises unsuitable for Tenant’s intended purposes, then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

12.2  Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Base Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Base Rent provided for in this Lease multiplied by a fraction, the numerator of which is the fair rental value of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the fair rental value of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Property Expenses Percentage for the same period to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Base Rent and Tenant’s Share of Property Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that it is impractical for Tenant to use such portion of the Premises.

12.3  Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may receive a separate award for damages to or Taking of Tenant’s Personal Property and for moving expenses and other damages compensable to a tenant by the condemning authority under Minnesota law; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold nor any right to receive anything which would prevent Landlord from receiving any awards Landlord would be entitled to receive absent Tenant’s claim.

12.4  Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law, that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

ARTICLE 13

TRANSFERS

13.1  Restriction on Transfers. Tenant will not cause or allow a Transfer without obtaining Landlord’s prior written consent. Landlord may grant or withhold consent in Landlord’s reasonable discretion. Landlord may also, at Landlord’s option by notifying Tenant, recapture any portion of the Premises that would be affected by such Transfer; provided that Landlord shall not be entitled to recapture the Premises in connection with a Transfer to an Affiliate. Tenant’s request for consent to a Transfer must describe in detail the parties, terms, portion of the Premises, and other circumstances involved in the proposed Transfer. Landlord will notify Tenant of Landlord’s election to consent, withhold consent and/or recapture within 10 business days of Landlord’s receipt of such a written request for consent to the Transfer from Tenant, and if Landlord fails to provide such written notice within such 10 business day period, the proposed Transfer shall be deemed approved. Tenant will provide Landlord with any additional information Landlord reasonably requests regarding the proposed Transfer or the proposed Transferee. Landlord may condition its consent to the Transfer on such conditions as Landlord, in its reasonable discretion, deems appropriate. No Transfer releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer (net of Tenant’s reasonable, documented out-of-pocket leasing costs and commissions incurred in connection with the Transfer, including but not limited to alterations performed in connection with such leasing and any inducements paid to or on behalf of the Transferee) in excess of the amounts this Lease otherwise requires Tenant to pay. Any attempted Transfer in violation of this Lease is null and void and constitutes an Event of Default under this Lease.

13.2  Costs. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs in connection with any Transfer requiring Landlord’s consent, including, without limitation, reasonable attorneys’ fees and costs, regardless whether Landlord consents to the Transfer, not to exceed $1,000.

13.3  Landlord’s Consent Standards. For purposes of Section 13.1 and in addition to any other reasonable grounds for denial, Landlord’s consent to a Transfer will be deemed reasonably withheld if, in Landlord’s good faith judgment, any one or more of the following apply: (a) the proposed transferee does not have the financial strength to perform the Tenant’s obligations under this Lease; (b) the business and operations of the proposed transferee are not of comparable quality to the business and operations being conducted by other tenants in the Building; (c) either the proposed transferee, or any Affiliate of the proposed transferee, occupies or is negotiating with Landlord to lease space in the Building as to Landlord’s available space within the Building; (d) the proposed transferee’s business reputation does not meet the standards imposed on other tenants and prospective tenants for the Building; (e) the use of the Premises by the proposed transferee would, in Landlord’s reasonable judgment, materially impact the Building or the Property in a negative manner; (f) if the subject space is only a portion of the Premises and the physical subdivision of such portion is, or would render the Premises, not regular in shape with appropriate means of ingress and egress and facilities suitable for normal renting purposes, or is otherwise not readily divisible from the Premises; (g) the Transfer would require Alteration to the Building or the Property to comply with applicable Laws; (h) the transferee is a government (or agency or instrumentality thereof) whose operations at the Property would involve traffic of the general public materially in excess of that generated by normal non-governmental office/warehouse use; or (i) an Event of Default exists under this Lease at the time Tenant requests consent to the proposed Transfer.

13.4  Transfers to Affiliates. Provided that no Event of Default exists under this Lease, Tenant may (subject to the other conditions on transfer herein, but without Landlord’s consent), assign or sublet all or a portion of this Lease or the Premises to an Affiliate if (a) Tenant notifies Landlord (if such notice is not prohibited by applicable securities laws in Tenant’s counsel’s reasonable judgment, or by contract) at least 20 days prior to such Transfer and, in any event, prior to such transfer; (b) the transferee assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease; and, if the entity is not a U.S. entity, (c) agrees, in form and substance reasonably acceptable to Landlord, to submit to service of process in Minnesota and to the jurisdiction of state and federal courts in Minnesota. A Transfer to an Affiliate does not release Tenant from any liability or obligation under this Lease. Landlord’s rights under Section 13.1 to share in any profit Tenant receives from a Transfer do not apply to any Transfer this Section 13.4 permits.

ARTICLE 14

DEFAULTS; REMEDIES

14.1  Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease. Landlord and Tenant agree that the notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

14.1.1 Failure to Pay Rent. Tenant fails to pay Base Rent, any monthly installment of Tenant’s Share of Property Expenses or any other Additional Rent amount as and when due and such failure is not cured within five days after Landlord notifies Tenant in writing of Tenant’s failure to pay Rent when due.

14.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s non-monetary obligations under this Lease and such breach or failure is not cured within 30 days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant is not able through the use of commercially reasonable efforts to cure such breach or failure within a 30 day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure such breach or failure within the 30 day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed an additional 90 days after the expiration of the initial 30 day period (subject to reasonable extension for causes [other than lack of funds] beyond

Tenant’s reasonable control, so long as Tenant is using all reasonable diligence to cure). Notwithstanding the foregoing, Tenant is not entitled to any cure period before a breach or failure of this Lease becomes an Event of Default if either (a) the same breach or failure has previously occurred at least two times during the prior 12 months, or (b) the breach or failure cannot be cured by Tenant.

14.1.3 Misrepresentation. The existence of any willful and material misrepresentation or omission in any written statements, correspondence or other information provided to Landlord by Tenant or any Guarantor in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

14.1.4 Other Defaults. The occurrence of any one or more of the following: (a) Tenant’s filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Tenant’s making a general assignment or general arrangement for the benefit of creditors; (b) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Tenant and such filing not being dismissed within 60 days; (c) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted and such order not being dismissed within 60 days; (d) the appointment of a “custodian,” as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Tenant, or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets (or Tenant’s assets located at the Premises) or of Tenant’s interest in this Lease and such appointment not being dismissed within 60 days; or (e) the subjection of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease to attachment, execution or other judicial seizure. If a court of competent jurisdiction determines that any act described in this Section 14.1.4 does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive the same amount of Additional Rent as Landlord would be entitled to receive if such a Transfer had occurred pursuant to Section 13.1.

14.2  Remedies. Upon the occurrence of any Event of Default, Landlord may at any time and from time to time, without notice or demand and without preventing Landlord from exercising any other right or remedy, exercise any one or more of the following remedies:

14.2.1 Termination of Tenant’s Possession/Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to, but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant, and if Tenant fails to pay the storage charges therefor Landlord may deem such property abandoned and cause such property to be sold or otherwise disposed of without further obligation or any accounting to Tenant. Upon such re-entry, Landlord is not obligated to, but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within five days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant remains obligated to pay all Rent when due under this Lease; provided that Landlord will, on a monthly basis, credit any Net Rent received for the current month against Tenant’s Rent obligation for the next succeeding month. If the Net Rent received for any month exceeds Tenant’s Rent obligation for the succeeding month, Landlord shall credit the same against Tenant’s remaining obligations under this Lease and retain the surplus.

14.2.2 Termination of Lease. Terminate this Lease effective on the date Landlord specifies in Landlord’s notice to Tenant. Upon termination, Tenant will immediately surrender possession and right to possession of the Premises to Landlord as provided in Article 16. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including, but not limited to, any Re-entry Costs; (c) an amount equal to the amount by which (i) the present worth, as of the effective date of the termination, of the Base Rent and all other charges payable by Tenant under the terms of this Lease for the balance of the Term remaining after the effective date of the termination (assuming no termination) exceeds (ii) the present worth, as of the effective date of the termination, of a fair market Base Rent and other charges payable by a tenant for the Premises for the same period. For purposes of this section, Landlord will compute present worth by utilizing a discount rate of 6% per annum. Nothing in this section limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this section.

14.2.3 Present Worth of Rent. Recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the sum of (a) all Rent past due (together with interest thereon at the Maximum Rate), plus (b) the then present worth, as of the date of such recovery, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the then-unexpired portion of the Term less the present worth, as of the effective date of the termination, of a fair market Rent and other charges payable by a tenant for the Premises for the same period. Landlord will employ a discount rate of 6% per annum to compute present worth.

14.2.4 Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located. All rights and remedies of Landlord under this Lease are cumulative and the exercise of any one or more remedies at any time or from time to time does not limit or preclude the further exercise by Landlord of the same or any other rights or remedies at any time or from time to time.

14.3  Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord reasonably incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless of whether the breach or default constitutes an Event of Default, and regardless of whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees, expert fees, and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with any bankruptcy or insolvency proceeding involving Tenant including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

14.4  Waiver and Release by Tenant. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing, storing or disposing of Tenant’s property as permitted under this Lease, regardless of whether this Lease is terminated and, to the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims arising therefrom. No such reentry is to be considered or construed as a forcible entry by Landlord.

14.5  Landlord’s Default. Landlord will not be in default under this Lease unless Landlord breaches or fails to perform any of Landlord’s obligations under this Lease and the breach or failure continues for a period of 30 days after Tenant notifies Landlord in writing of Landlord’s breach or failure; provided that if Landlord is not able through the use of commercially reasonable efforts to cure the breach or failure within such 30 day period, Landlord’s breach or failure is not a default as long as Landlord commences to cure its breach or failure within the 30 day period and thereafter diligently pursues the cure to completion. Notwithstanding anything contained in this Lease to the contrary relating to the obligation of Landlord to perform maintenance or to make repairs to the Premises, in the event Landlord fails to commence to make and diligently proceed with repairs to the Premises which are Landlord’s responsibility herein (and which Landlord is required to do) within a reasonable time after notice (and no notice in the event of emergency) by Tenant under the circumstances, but only if in connection therewith Tenant’s property is under material threat of damage or if the conduct of Tenant’s business operations at the Premises is being materially adversely affected, Tenant may, at its option, upon telephonic or written notice to Landlord, make the necessary repairs so as to avoid such threat of damage to Tenant’s Property and in such event Tenant shall invoice Landlord for the reasonable costs thereof and Landlord shall reimburse Tenant (subject to reimbursement pursuant to the provisions herein relating to Operating Expenses) therefor within thirty (30) days of presentation of invoice and copies of all bills and invoices in connection therewith. If Landlord fails to make such reimbursement as above required, Tenant may offset against rents the amounts due and payable by Landlord to Tenant pursuant to this paragraph (not to exceed 20% of Base Rent in any one month). Nothing herein shall require Landlord to make repairs or pay for repairs done by Tenant (other than emergency repairs to protect life or property), if the threat to Tenant’s Property or the material adverse affect on Tenant’s business operations arises out of casualty or condemnation and Landlord is in the process of making a decision as to whether to repair or terminate the Lease as allowed under the terms of this Lease.

14.6  No Waiver. No failure by either Landlord or Tenant to insist upon the performance of any provision of this Lease or to exercise any right or remedy upon a breach or default thereof constitutes a wavier of any such breach or default. Any such waiver may be made only by a writing signed by the party providing the waiver. One or more waivers by a party is not to be construed as a wavier by that party of a subsequent breach or default of the same provision.

ARTICLE 15

CREDITORS; ESTOPPEL CERTIFICATES

15.1  Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to the lien of any Mortgage. Tenant will, on Landlord’s demand, execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this section to the lien of any Mortgage. The subordination to any future Mortgage provided for in this section is expressly conditioned upon the Mortgage holder’s agreement that as long as no Event of Default occurs under this Lease, the holder of the Mortgage will not disturb Tenant’s rights under this Lease. The lien of any existing or future Mortgage will not cover Tenant’s Personal Property. Tenant, within 10 Business Days after Landlord’s request (from time to time, but not more than twice during any calendar year), shall execute a commercially reasonable Subordination, Non-Disturbance, and Attornment Agreement. By way of example and not by way of limitation, the sample non-disturbance, attornment, and subordination agreement attached hereto as EXHIBIT “J” is deemed approved by Tenant. Tenant shall cause all guarantors of Tenant’s obligations and all of Tenant’s predecessors in interest to execute such Non-Disturbance, Attornment and Subordination Agreement, and to indicate that the obligations of such guarantor under the Lease shall continue in full force and effect and shall be subject to and shall include all Tenant’s obligations under such agreement.

15.2  Attornment. If any ground lessor, the holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

15.3  Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by certified mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that, excluding failures that relate to an Event of Emergency if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional 30 days within which to cure the default, and if such party is not able through the use of commercially reasonable efforts to cure such breach or failure within a 30-day period, then the holder will have such additional time as may be necessary to effect the cure if, within the 30 day period, the holder has commenced and is diligently pursuing the cure.

15.4  Estoppel Certificates.

15.4.1 Contents. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying if true: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; and (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties) known to Tenant; and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may reasonably request. Tenant will deliver the statement to Landlord within 10 Business Days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

15.4.2 Failure to Deliver. If Tenant does not timely deliver the statement referenced in Section 15.4.1 to Landlord, Landlord and any lender, prospective lender, investor or purchaser may conclusively presume and rely that, except as otherwise represented by Landlord, (a) the terms and provisions of this Lease have not been changed; (b) this Lease has not been canceled or terminated; (c) not more than one month’s Rent has been paid in advance; and (d) Landlord is not in default in the performance of any of its obligations under this Lease. In such event, Tenant is estopped from denying the truth of such facts.

15.4.3 Upon Tenant’s written request, Landlord will execute, acknowledge and deliver to Tenant a written statement in form reasonably satisfactory to Tenant certifying, if true: (a) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Tenant under this Lease known to Landlord, and, if so, specifying the same; and (e) such other factual statements as Tenant, any lender, prospective lender, investor or purchaser may reasonably request. Landlord will deliver the statement to Tenant within 10 Business Days after Tenant’s request. Tenant may give any such statement by Landlord to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

ARTICLE 16

SURRENDER; HOLDING OVER

16.1  Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, Casualty (subject to Landlord’s rights with respect to Tenant Damage) and Taking excepted, and will surrender all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Base Rent or as Landlord or Property Manager otherwise directs. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property. Tenant will at such time remove all of its property from the Premises and, if Landlord so requires as permitted under this Lease, all required Alterations and improvements Tenant placed on the Premises. Tenant will promptly repair any damage to the Premises or the Property caused by such removal. Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any Claim resulting from Tenant’s failure or delay in surrendering the Premises in accordance with this section, including, without limitation, any Claim made by any succeeding occupant founded on such delay; provided that as a condition to such obligation to indemnify, protect, defend and hold harmless, Landlord shall provide advance written notice to Tenant of any binding obligation of Landlord would result in Tenant’s liability for consequential damages as a result of Tenant’s holding over beyond the Term. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Landlord may remove all such abandoned property from the Premises and cause its transportation and storage in a public warehouse or elsewhere at the cost and for the account of Tenant, and if Tenant fails to pay the storage charges therefor Landlord may cause such property to be sold or otherwise disposed of without further obligation or any accounting to Tenant. Landlord will not be liable for damage, theft, misappropriation or loss of any such property or in any manner in respect thereto.

16.2  Holding Over. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s written consent, Tenant is deemed to be occupying the Premises without claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1, Tenant will pay Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to 150% of Tenant’s last Base Rent (on a daily basis) payable during the portion of the Term immediately prior to holdover (absent temporary abatements), plus all Additional Rent as described in this Lease.

ARTICLE 17

ADDITIONAL PROVISIONS

17.1  Initial Improvements.

17.1.1 Landlord’s Improvements. Landlord has completed the Landlord’s Improvements.

17.1.2 Tenant’s Improvements. Landlord will cause to be constructed, at Landlord’s sole cost and expense the Tenant’s Improvements contemplated by the Plans and Specifications listed on Exhibit “H”. Landlord will perform all of the Tenant’s Improvements in a good and workerlike manner, using new and good quality materials, in accordance with all applicable building and zoning codes and regulations and the Laws.

17.1.3	(Intentionally Deleted.)
17.1.4	(Intentionally Deleted.)
17.1.5	(Intentionally Deleted.)

17.1.6 Construction Drawings and Specifications. Landlord will provide Tenant with the Construction Drawings and Specifications which are a reasonable development of the Exhibit H Plans and Specifications. Tenant will approve or disapprove (specifically describing any reasons for disapproval) the Construction Drawings and Specifications in writing within five Business Days after receiving them. Any failure by Tenant to timely deliver such approval or disapproval is a Tenant Delay until received. If Tenant disapproves the Construction Drawings and Specifications, Landlord will provide appropriately revised Construction Drawings and Specifications to Tenant for approval (or disapproval) within five (5) Business Days on the same basis as set forth above. If the review and approval process is not concluded (with Tenant having approved the Construction Drawings and Specifications) on or before April 2, 2008, then such delay is a Tenant Delay until Tenant’s approval is received. After Tenant’s approval, Landlord will submit the Construction Drawings and Specifications for permits and construction bids. Tenant will not withhold any approval except for reasonable cause and will not act in an arbitrary or capricious manner in connection with the review, revision, approval or disapproval of the Construction Drawings and Specifications.

17.1.7 Changes to Construction Drawings and Specifications. Tenant will immediately notify Landlord if Tenant desires to make any changes to Tenant Improvements after Tenant has approved the Construction Drawings and Specifications. If Landlord approves the revisions, Landlord will notify Tenant of the anticipated additional cost and delay in completing Tenant Improvements which would be caused by such revisions. Tenant will approve or disapprove the increased cost and delay within two (2) Business Days after such notice. If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a Change Order describing the revisions and the anticipated additional cost and delay. Any delay relating to a request for revisions or a Change Order is a Tenant Delay. If the Change Order causes the cost of Tenant’s Improvements to increase, such increased costs will be paid by Tenant and Landlord may require Tenant to prepay the added costs of the Change Order Improvements.

17.1.8 Tenant’s Representative. Tenant designates Joyce Kobilka and Justin Shireman as the representatives of Tenant, each, acting alone, having authority to approve the Construction Drawings and Specifications, request or approve any Change Order, and to bind Tenant by signing such documents and all other notices and directions to Landlord regarding Tenant Improvements.

17.1.9 Substantial Completion; Tenant Delay. Landlord will use commercially reasonable efforts to achieve Substantial Completion of Tenant Improvements on or before the Delivery Date, subject to Tenant Delay and Force Majeure. A Tenant Delay automatically extends the Delivery Date for Tenant Improvements and the Commencement Date will be accelerated by the amount of such Tenant Delay.

17.1.10 Punch List. Not later than Substantial Completion, Landlord and Tenant will inspect the Premises and develop a Punch List. Landlord will complete (or repair, as the case may be) the items listed on the Punch List with commercially reasonable diligence and speed, subject to Tenant Delay and Force Majeure. If Tenant refuses to inspect the Premises with Landlord as reasonably requested by Landlord prior to or upon Substantial Completion, Tenant is deemed to have accepted the Premises as delivered, subject to any Punch List items Landlord develops and Tenant’s rights under Section 17.1.11.

17.1.11 Construction Warranty. Landlord warrants Tenant Improvements and all components thereof against defective workmanship and materials for a period of one (1) year after Substantial Completion, unless certain warranties extend beyond one (1) year in which case such extended warranties to the extent extending beyond such one (1) year period (if Landlord so elects to have Tenant enforce same) shall be assigned to Tenant. Landlord’s sole obligation under the warranties in this Section 7.1.11 is to repair or replace, as necessary, any item defective in workmanship or materials if Tenant notifies Landlord of the defective item within such one year period. Landlord has no obligation to repair or replace any item after such one year period expires. THE WARRANTY TERMS PROVIDE THE SOLE AND EXCLUSIVE RIGHT AND REMEDY OF TENANT FOR INCOMPLETE OR DEFECTIVE WORKMANSHIP OR MATERIALS OR OTHER DEFECTS IN THE PREMISES IN LIEU OF ANY CONTRACT, TORT, WARRANTY OR OTHER RIGHTS OR CLAIMS, WHETHER EXPRESS OR IMPLIED, THAT MIGHT OTHERWISE BE AVAILABLE UNDER APPLICABLE LAW. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.

17.2  Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant will deposit with Landlord the Security Deposit. If Tenant defaults with respect to any of the terms, provisions, covenants and conditions of this Lease beyond any applicable cure period, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent in default or any other sum which Landlord expends by reason of Tenant’s default. Tenant is not entitled to any interest on the Security Deposit. It is expressly agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in the case of Tenant’s default. Upon application of all or any part of the Security Deposit, Tenant must upon demand restore the Security Deposit to its original amount. No application of the Security Deposit by Landlord will be deemed to have cured Tenant’s default. Tenant waives all provisions of Law, now or hereinafter in force, which restrict the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits. The Security Deposit will be released to Tenant within thirty (30) days of the surrender of the Premises to Landlord subject to any deductions made by Landlord pursuant to the terms of this Lease.

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1  Notices. All Notices must be in writing and must be sent by personal delivery, United States registered or certified mail (postage prepaid) or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this section. Notices given by mail are deemed delivered and effective four (4) Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed delivered and effective on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery.

18.2  Transfer of Landlord’s Interest. If Landlord Transfers (other than for collateral security purposes) its ownership interest in the Premises, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that (a) the transferee agrees in writing to assume such obligations, and (b) the transferor delivers or credits to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Landlord’s covenants and obligations in this Lease bind each successive Landlord only with respect to its respective period of ownership.

18.3  Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

18.4  Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

18.5  Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

18.6  Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All prior and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are terminated and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Property Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

18.7  Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

18.8  Landlord’s Limited Liability. Tenant will to look solely to Landlord’s interest in the Property and the rents and proceeds thereof for recovering any judgment or collecting any obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree. Except as otherwise expressly provided herein, in no event shall Landlord or Tenant be liable to the other party in contract other than for reasonably foreseeable contract damages.

18.9  Survival. All of Tenant’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) and all of Landlord’s obligations under this Lease accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease. Further, all releases and indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.

18.10  Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the nonprevailing party.

18.11  Brokers. Tenant represents that Tenant has dealt directly with and only with Brokers in connection with this Lease and that insofar as Tenant knows, no other broker negotiated or participated in negotiations of this Lease or submitted or showed the Premises or is entitled to any commission in connection therewith. Landlord and Tenant each represent and warrant to the other that (except as to the fee payable by Landlord set forth below) they have not incurred any obligation or liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other like payment in connection with this agreement or the transaction contemplated hereby, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless against and in respect of any such obligation and liability based in any way upon agreements, arrangements or understandings made or claimed to have been made by the indemnifying party with any third person except as to the commission payable by Landlord described herein. Landlord acknowledges that it will be responsible to pay the brokerage commission, payable to CB Richard Ellis pursuant to the terms of the agreement dated March 27, 2007, as amended by instrument dated March 25, 2008, between Landlord and CB Richard Ellis. Landlord acknowledges that CB Richard Ellis is responsible under such agreement to pay co-broker fees in accordance with such agreement.

18.12  (Intentionally Omitted.)

18.13  Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the state in which the Property is located. Any suit arising from or relating to this Lease must be brought in the county in which the Property is located or, if the suit is brought in federal court, in any federal court appropriate for suits arising in such county; Landlord and Tenant waive the right to bring suit elsewhere.

18.14  Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

18.15  Joint and Several Liability. All parties signing this Lease as Tenant and any Guarantor(s) of this Lease are jointly and severally liable for performing all of Tenant’s obligations under this Lease.

18.16  No Accord and Satisfaction. No statement on a payment check from Tenant or in a writing accompanying a payment check is binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of any such statement. No acceptance by Landlord of full or partial Rent during the continuance of any breach or default by Tenant constitutes a wavier of any such breach or default. If Tenant pays any amount other than the actual amount due Landlord, receipt or collection of such partial payment does not constitute an accord and satisfaction. Landlord may retain any such partial payment, whether restrictively endorsed or otherwise, without prejudice to Landlord’s right to collect the balance properly due. If all or any portion of any payment is dishonored for any reason, payment will not be deemed made until the entire amount due is actually collected by Landlord. The foregoing provisions apply in kind to the receipt or collection of any amount by a lock box agent or other person on Landlord’s behalf.

18.17  Tenant’s Authority. If Tenant is an entity, Tenant will, within 10 days after Landlord’s written request, deliver to Landlord evidence of Tenant’s authority to enter into this Lease in the form of an opinion of Tenant’s counsel or a certified resolution of its board of directors. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized, binding and enforceable obligation of Tenant.

18.18  Force Majeure. If a party is delayed or prevented from performing any obligation under this Lease (excluding, however, the payment of money) by reason of Force Majeure, such party’s performance of such obligation will be excused for a period equal to the period of delay actually caused by the Force Majeure event. In order to avail itself of this Section 18.18, the party asserting Force Majeure as to construction of the Tenant’s Improvements shall provide written notice to the other party within ten (10) business days after the party becomes aware of the applicable Force Majeure and forms a belief that a delay is more likely to occur than not.

18.19  Management. Property Manager is authorized to manage the Property. Landlord appointed Property Manager to act as Landlord’s agent for leasing, managing and operating the Property. The Property Manager then serving is authorized to accept service of process and to receive and give notices and demands on Landlord’s behalf.

18.20  Financial Statements. Tenant will, prior to Tenant’s execution of this Lease and within 10 days after Landlord’s request at any time during the Term, deliver to Landlord complete, accurate and up-to-date financial statements with respect to Tenant and any Guarantor(s) or other parties obligated upon this Lease, which financial statements must be (a) prepared according to generally accepted accounting principles consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s (or Guarantor’s, as the case may be) chief financial officer that the same are a true, complete and correct statement of Tenant’s (or Guarantor’s) financial condition as of the date of such financial statements. Tenant shall not be required to supply such financial statements to the extent same are available to the public and Tenant is a “Reporting Company” under SEC rules and regulations. If non-public financial statements are provided, Landlord will use reasonable effort to keep same “confidential” in the same manner as it uses to protect its other confidential information. Such information may be disclosed to prospective purchasers and lenders and prospective lenders so long as the recipients agree to similar confidentiality restrictions.

18.21  Quiet Enjoyment. Landlord covenants and agrees that Tenant will quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord, if Tenant pays all Rent as and when due and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease.

18.22  No Recording. Tenant will not record this Lease or any memorandum of this Lease.

18.23  Outside Storage Prohibited. No storage by Tenant of trash or rubbish or trash containers or dumpsters shall be permitted outside the Premises except in the enclosed or screened area constructed by Landlord immediately outside the Premises as part of the Tenant’s Improvements.

18.24  Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and delivered to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease and delivery of the fully-executed Lease to Tenant. Once so delivered by Landlord, this Lease shall be deemed effective as of the Effective Date.

18.25  Exhibits. The following Exhibits are made a part hereof, with the same force and effect as if specifically set forth herein:

EXHIBIT “A”	Definitions
EXHIBIT “B”	Legal Description of the Land

EXHIBIT “C”	Floor Plan
EXHIBIT “D”	Commencement Date Memorandum
EXHIBIT “E”	Property Rules
EXHIBIT “F”	Tenant Sign Criteria
EXHIBIT “G”	Parking Areas
EXHIBIT “H”	List of Plans and Specifications for the Tenant’s Improvements
EXHIBIT “I”	Monument Sign Drawing
EXHIBIT “J”	Form Subordination, Non-Disturbance and Attornment Agreement

ARTICLE 19

SIGNAGE

19.1    Provided Tenant receives all necessary governmental and quasi-governmental approvals therefor, Landlord shall allow Tenant to erect a sign on the exterior of the Building. Such sign shall be Tenant’s “name”, shall be subordinate in size to Landlord’s building designation sign and shall be subject to the reasonable approval of Landlord as to location, size, graphics, color(s), and style pursuant to Landlord’s Tenant Sign Criteria, a copy of which is attached hereto as Exhibit F and made a part hereof. Tenant shall pay all costs of installation and maintenance of such sign and shall keep such sign in good condition, order and repair at its sole cost and expense, shall remove such sign prior to termination of the term of this Lease and shall repair and restore any damage to the Building caused by such installation and/or removal. Any such sign shall be subject to the terms of any restrictive covenants recorded in connection with the Property and all applicable laws, ordinances and regulations. Tenant shall also be allowed to place a sign face on the top panel of each side of the monument sign located on the Land as shown on the drawing attached hereto as Exhibit “I”. Tenant shall pay all costs of such sign face and shall remove same prior to termination of this Lease. No sign face shall be placed until Landlord’s written approval (as to size, location, graphics and placement) is first obtained. Such approval shall not unreasonably be withheld.

ARTICLE 20

PARKING RIGHTS

20.1    Tenant shall have the right in common with other tenants to have the use for its employees and invitees of 110 unreserved parking spaces in the common parking facilities (exclusive of “handicapped” stalls which shall be open for all those legally permitted to use same) at the Building, such unreserved spaces to be used in common with the other tenants in the Building and 10 reserved parking spaces. At least 41 of the 110 unreserved spaces shall be in the paved truck court area as depicted on Exhibit G attached hereto. Tenant shall not utilize more than 69 of the unreserved spaces in the main building parking area (other than the truck court area). Landlord reserves the right to designate areas of the appurtenant common parking facilities where Tenant, its agents, employees and invitees shall park and may exclude Tenant, its agents, employees and invitees from parking in other areas as designated by Landlord; provided, however, Landlord shall not be liable to Tenant for the failure of any tenant, its invitees, employees, agents and customers to abide by Landlord’s designations or restrictions. Landlord shall have the right to designate and Tenant shall thereupon have the right to use 110 designated unreserved parking spaces as the exclusive parking spaces to be used by Tenant, its agents and employees. Except as expressly provided herein, Landlord’s designations shall be equitable as between tenants. Tenant, its agents, employees and invitees shall not use more (in absolute numbers) of the common parking facilities at the Building than Tenant could use if Landlord made the designations permitted herein. Notwithstanding anything contained in this Lease to the contrary, all costs and expenses of such special parking control, signs in connection therewith, and costs of any enforcement shall be a part of Operating Expenses. Tenant shall pay all reasonable costs and expenses in connection with signs or traffic control devices for Tenant’s exclusively designated parking area, if any. Tenant’s 10 reserved parking spaces shall be located as shown on Exhibit G attached hereto. No overnight parking shall be allowed.

Notwithstanding the above, Landlord shall have the right to designate up to 15 stalls for the exclusive use of other tenants in reasonably close proximity to the premises of such other tenants.

ARTICLE 21

OPTION TO EXTEND

21.1    Tenant shall have the right, to be exercised as hereinafter provided, to extend the term of this Lease for two (2) periods of five (5) years each on the following terms and conditions and subject to the limitations hereinafter set forth, each such five (5) year renewal period being in this Lease sometimes referred to as a “Renewal Term.”

(a)

That at the time hereinafter set forth for the exercise of the applicable extension option, this Lease shall be in full force and effect and there shall be no pending Event of Default with respect to Tenant as of the date of the exercise of the option, but Landlord shall have the right, at its sole discretion, to waive the non-default conditions herein.

(b)

That the Renewal Term shall be upon the same terms, covenants and conditions as in this Lease provided; provided, however, the annual Base Rent for the applicable Renewal Term shall be 95% of the fair market Base Rent rate (taking into account market concessions and financial credit of the Tenant) for such space on the date such Renewal Term shall commence in relation to comparable (in quality and location) space located in the Minneapolis – St. Paul metropolitan area. The fair market Base Rent for the Premises shall be determined as of the date eight (8) months prior to commencement of the Renewal Term. Provided Tenant has properly elected to renew the term of this Lease, and if Landlord and Tenant fail to agree to least seven (7) months prior to commencement of the

Renewal Term upon the fair market Base Rent of the Premises, the amount of the fair market Base Rent of the Premises shall be determined by arbitration in accordance with the provisions of Article 22 hereof. For purposes hereof, “Fair Market Base Rent” shall mean the net annual Base Rent as of the commencement of the Renewal Term that a willing tenant would pay and a willing landlord would accept, in arm’s length bona fide negotiations for the Premises for use in its as-is condition for the Renewal Term. The rental rate shall not be reduced for the cost to Landlord of commissions or the cost to competing landlords of commissions or costs of fitting up other space to be comparable to the tenant improvements in the Premises. Further, concessions granted by other landlords solely for moving expenses shall not be a reduction from the rental rate.

(c)

That Tenant shall exercise its rights to extend the term of this Lease for each Renewal Term by notifying Lessor, in writing, of its election to exercise the right to renew and extend the term of this Lease no sooner than the date 12 months, prior to commencement of the applicable Renewal Term and no later than the date nine (9) months prior to the commencement of the applicable Renewal Term. The Tenant’s right to extend the term for the second Renewal Term shall terminate if the Tenant does not properly and timely exercise right to extend the term for the first Renewal Term.

(d)	Landlord shall have no obligations to provide alterations or improvements or any improvement allowances or to amortize any costs in rent during any Renewal Term.

ARTICLE 22

ARBITRATION

22.1    Any disagreement, dispute or determination required by or arising under the provisions of Article 21 of this Lease requiring arbitration shall be carried on and concluded in accordance with the provisions of paragraphs (a) and (b) hereof.

(a)

In each case where it shall become necessary to resort to arbitration, and the subject of the arbitration is to determine fair market Base Rent, all arbitrators appointed by or on behalf of either party or appointed pursuant to the provisions hereof shall be MAI members of the American Institute of Real Estate Appraisers with not less than ten (10) years of experience in the appraisal of improved commercial and industrial real estate in the Minneapolis-St. Paul metropolitan area and be devoting substantially all of their time to professional appraisal work at the time of appointment and be in all respects impartial and disinterested.

(b)

The party desiring such arbitration shall give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. Within twenty (20) days after service of such notice, the other party shall give written notice to the party desiring such arbitration specifying the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. If the two (2) arbitrators so selected cannot agree within fifteen (15) days after the appointment of the second arbitrator, the two (2) arbitrators shall, within ten (10) days thereafter, select a third arbitrator. The decision of the arbitrators so chosen shall be given within a period of thirty (30) days after the appointment of such third arbitrator. Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of such party and the fees and expenses of the third arbitrator shall be borne equally by both parties. If the party receiving a request for arbitration fails to appoint its arbitrator within the time above specified, or if the two (2) arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such second or third arbitrator, as the case may be, by application to any Judge of the District Court of the County of Hennepin, State of Minnesota, upon ten (10) days prior written notice to the other party of such intent. The arbitrators so selected shall have all rights and powers conferred on them by the Uniform Arbitration Act of the state in which the Premises are situated, and except as otherwise provided for herein, the arbitration proceedings shall be carried on and governed by such Act. Upon an established date at an established time, all three (3) arbitrators shall simultaneously submit their determinations as to fair market Base Rent, such determinations to be submitted in sealed envelopes and to be opened jointly by Landlord and Tenant. The fair market Base Rent for the applicable Renewal Term shall be determined by averaging the two (2) arbitrators’ fair market Base Rent determinations which are closest in amount to each other (or if one appraisal is less than one of the other appraisals and more than the other appraisal by the same amount, all three appraisals shall be averaged).

ARTICLE 23

RIGHT OF FIRST OFFER

23.1    In the event Landlord desires during the initial Term of this Lease to enter into a lease with any third party for any space in the Building if such space to be leased to such third party is within the 10,000 square feet of space contiguous to the Premises, Landlord shall deliver to Tenant written notice thereof. If after receipt of such notice, Tenant desires to lease approximately 10,000 square feet of space adjacent to the Premises (the “First Offer Space”), it shall be leased in its then current “as is” condition but with the obligation of Landlord to provide a per square foot allowance for tenant improvements equal to $20.00 per square foot multiplied by a fraction, the numerator of which is the number of months remaining in the initial term after the Effective Date (hereafter defined) and the denominator is 87. All improvements to such space shall be Tenant’s responsibility and shall be subject to the provisions of Article 8. The allowance shall be paid out only after substantial completion of the improvements and issuance of a certificate of occupancy. The annual Base Rent for the balance of the initial term for such First Offer Space shall be at the annual Base Rent rate(s) provided herein for the initially demised Premises. Tenant shall have five (5) Business Days from its receipt of Landlord’s notice in which to notify Landlord, in writing, of Tenant’s election to lease the First Offer Space In the event Tenant gives such notice to Landlord, then the First Offer Space shall be added to the Premises upon the effective date specified in Landlord’s notice (the “Effective Date”); and upon Landlord’s receipt of Tenant’s notice, Landlord shall prepare, and Landlord and Tenant shall execute, within twenty (20) days thereafter, an amendment to this Lease evidencing such addition of the First Offer Space, subject to all other terms and conditions of this Lease. In the event Tenant fails to give such notice to Landlord within said five (5) Business Day period, or fails to execute said amendment to this Lease within twenty (20) days after the same has been received by Tenant from Landlord, then Landlord may thereafter lease the First Offer Space to any third party and all rights of Tenant under this Article 23 shall be deemed terminated and of no further force and effect.

ARTICLE 24

TENANT’S EQUIPMENT

24.1    Tenant agrees that it will operate all of its equipment in the Premises in a manner which will reduce noise, vibration and odor in order to prevent it being a nuisance, and to avoid interfering with the rights of other tenants in the Building to quiet enjoyment.

Landlord and Tenant have each caused this Lease to be executed and delivered by their duly authorized representatives.

Effective Date:	LANDLORD: OPUS NORTHWEST, L.L.C., a Delaware limited liability company

March 27, 2008
(to be completed by Landlord)
	By:	/s/ Brad J. Osmundson
	Name:	Brad J. Osmundson
	Title:	Vice President and General Counsel

TENANT: INSIGNIA SYSTEMS, INC. a Minnesota corporation

	By:	/s/ Justin W. Shireman
	Name:	Justin W. Shireman
	Title:	VP Finance, Treasurer and CFO